Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-265556-01

Supplementing the Preliminary Prospectus

Supplement dated February 7, 2024

(To Prospectus dated June 13, 2022)

$1,250,000,000

The Dow Chemical Company

$600,000,000 5.150% Notes due 2034

$650,000,000 5.600% Notes due 2054

Final Term Sheet

February 7, 2024

Issuer:	The Dow Chemical Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	Baa1 (Stable) / BBB (Stable) / BBB+ (Stable)

Ranking:	Senior Unsecured

Offering Format:	SEC Registered

Trade Date:	February 7, 2024

Settlement Date (T+2):	February 9, 2024

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

SMBC Nikko Securities America, Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Standard Chartered Bank

TD Securities (USA) LLC

Senior Co-Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Santander US Capital Markets LLC Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc. Blaylock Van, LLC Samuel A. Ramirez & Company, Inc. R. Seelaus & Co., LLC Siebert Williams Shank & Co., LLC

	5.150% Notes due 2034 (the “2034 Notes”)	5.600% Notes due 2054 (the “2054 Notes”)
Aggregate Principal Amount Offered:	$600,000,000	$650,000,000

Maturity Date:	February 15, 2034	February 15, 2054

Interest Payment Dates:	February 15 and August 15, beginning August 15, 2024 (long first coupon)	February 15 and August 15, beginning August 15, 2024 (long first coupon)

Coupon (Interest Rate):	5.150%	5.600%

Price to Public (Issue Price):	99.983%	99.653%

Yield to Maturity:	5.152%	5.624%

Benchmark Treasury:	UST 4.500% due November 15, 2033	UST 4.125% due August 15, 2053

Benchmark Treasury Price and Yield:	103-05+; 4.102%	96-22+; 4.324%

Spread to Benchmark Treasury:	1.050% (+105 bps)	1.300% (+130 bps)

Make-Whole Call:

Prior to November 15, 2033 (three months prior to the maturity date of the 2034 Notes) (the “2034 Notes Par Call Date”), we may redeem the 2034 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Notes matured on the 2034 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the redemption date, and

Prior to August 15, 2053 (six months prior to the maturity date of the 2054 Notes) (the “2054 Notes Par Call Date”), we may redeem the 2054 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2054 Notes matured on the 2054 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the redemption date, and

	(2) 100% of the principal amount of the 2034 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.	(2) 100% of the principal amount of the 2054 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Par Call:	On and after November 15, 2033 (three months prior to the maturity date of the 2034 Notes), we may redeem the 2034 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2034 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.	On and after August 15, 2053 (six months prior to the maturity date of the 2054 Notes), we may redeem the 2054 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2054 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	260543 DJ9	260543 DK6
ISIN:	US260543DJ91	US260543DK64

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the guarantor and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, ING Financial Markets LLC toll-free at 1-877-446-4930, or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.